Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information please contact:
AHPC Holdings, Inc.
Alan E. Zeffer, President & Chief Executive Officer
Ph: 800-828-2964
Fax: 630-407-0238

AHPC HOLDINGS, INC. ANNOUNCES EXIT OF PRIVATE LABEL BUSINESS

Glendale Heights, IL, March 16, 2007- AHPC Holdings, Inc. (Nasdaq SmallCap: GLOV), a distributor and supplier of disposable gloves and other products to the foodservice, healthcare, retail and industrial markets, today announced it would exit the private label food service market by July 1, 2007. The Company will continue to market to the food service industry solely through it’s own brands, primarily the SafePrep brand family of products.

The Company’s decision followed its determination that the private label business did not provide enough margin to support the working capital investment required to maintain and grow the Company's private label business, when compared to the Company’s branded products. AHPC will continue to support its private label customers through all final sales and post sales activities, including customer service and sales channel support.

AHPC currently intends to focus its resources on marketing its core brands, SafePrep, Glovetex, DermaSafe and BarrierSelect, to the foodservice and healthcare markets. Additionally, the Company announced today that it will launch SafePrep Aloe, a powder free vinyl glove with Aloe, in May 2007.

AHPC Holdings, Inc., headquartered in Glendale Heights, IL, is a marketer of disposable medical examination, foodservice and retail gloves. The Company’s wholly owned subsidiary, American Health Products Corporation, is a leading supplier of disposable gloves to the healthcare, foodservice, retail and industrial markets nationwide.

Certain statements contained in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Company’s products and the Company’s ability to maintain current sales levels at current margins, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and the Company’s ability to maintain in place its current line of credit or to replace it with an acceptable substitute financing arrangement. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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